EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2023 Results

MARIETTA, Pa., Oct. 26, 2023 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the third quarter and first nine months of 2023.

Significant items for third quarter of 2023 (all comparisons to third quarter of 2022):

  Net loss of $0.8 million, or 2 cents per Class A share, compared to net loss of $10.4 million, or 33 cents per Class A share
  Net premiums earned increased 8.9% to $224.4 million
  Net premiums written1 increased 6.3% to $219.2 million
  Combined ratio of 104.5%, compared to 109.6%, due to lower commercial lines losses
  Net loss included after-tax net investment losses of $1.0 million, or 3 cents per Class A share, compared to $1.9 million, or 6 cents per Class A share
  Book value per share of $14.26 at September 30, 2023, compared to $14.85
	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
	(dollars in thousands, except per share amounts)
Income Statement Data
Net premiums earned	$224,393	$206,122	8.9%	$655,886	$609,499	7.6%
Investment income, net	10,536	8,569	23.0	30,143	24,631	22.4
Net investment (losses) gains	(1,243)	(2,358)	-47.3	930	(10,811)	NM2
Total revenues	233,928	212,838	9.9	687,870	624,776	10.1
Net (loss) income	(805)	(10,376)	-92.2	6,396	(5,439)	NM
Non-GAAP operating income (loss)[1]	176	(8,513)	NM	5,661	3,102	82.5
Annualized (loss) return on average equity	-0.7%	-8.4%	7.7 pts	1.8%	-1.4%	3.2 pts

Per Share Data
Net (loss) income – Class A (diluted)	$(0.02)	$(0.33)	-93.9%	$0.20	$(0.17)	NM
Net (loss) income – Class B	(0.02)	(0.30)	-93.3	0.17	(0.16)	NM
Non-GAAP operating income (loss) – Class A (diluted)	0.01	(0.27)	NM	0.17	0.10	70.0%
Non-GAAP operating income (loss) – Class B	-	(0.25)	NM	0.15	0.08	87.5
Book value	14.26	14.85	-4.0	14.26	14.85	-4.0

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “We remain focused on the ongoing execution of our strategic plan to build a solid foundation for future growth and consistent profitability, while we continue to navigate significant headwinds impacting the insurance industry. During the third quarter of 2023, we experienced significant improvement in our commercial lines underwriting results compared to the prior-year third quarter. We attribute that improvement in part to a decrease in large commercial property fire losses. On the other hand, our personal lines underwriting results reflected elevated weather-related losses resulting from a substantial increase in the frequency of severe weather events throughout our operating regions that generated the highest quarterly weather-related loss ratio we have recorded in recent years.”

Mr. Burke continued, “During the third quarter of 2023, we completed our deployment of enhanced products and a new agency portal across our 22-state commercial lines geographical footprint as well as additional service capabilities to allow us to compete more effectively for quality small commercial accounts through our independent agents. Conversely, as previously announced, we began to non-renew all commercial policies in Georgia and Alabama. We have also accelerated commercial lines renewal premium increases and other underwriting refinements as part of our ongoing profit improvement initiatives in other regions where we have not achieved targeted profitability levels. Within our personal lines business segment, we continued to implement significant premium rate increases along with other actions to slow the pace of new business writings. We expect to continue to take significant rate increases through the balance of 2023 and into 2024 to ensure that we achieve rate adequacy in this segment. Excluding the markets we are exiting, retention levels in both segments remained consistently high despite the premium rate increases and other underwriting actions we implemented.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), two New England states (Maine and New Hampshire), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
	(dollars in thousands)
Net Premiums Earned
Commercial lines	$135,432	$130,279	4.0%	$399,427	$387,042	3.2%
Personal lines	88,961	75,843	17.3	256,460	222,457	15.3
Total net premiums earned	$224,393	$206,122	8.9%	$655,887	$609,499	7.6%

Net Premiums Written
Commercial lines:
Automobile	$37,535	$37,330	0.5%	$134,853	$129,546	4.1%
Workers' compensation	24,371	24,633	-1.1	85,315	86,873	-1.8
Commercial multi-peril	44,949	46,864	-4.1	147,622	152,178	-3.0
Other	11,639	11,839	-1.7	39,913	39,719	0.5
Total commercial lines	118,494	120,666	-1.8	407,703	408,316	-0.2
Personal lines:
Automobile	58,038	48,472	19.7	161,348	135,700	18.9
Homeowners	39,633	34,082	16.3	105,035	90,382	16.2
Other	3,021	3,009	0.4	8,917	8,719	2.3
Total personal lines	100,692	85,563	17.7	275,300	234,801	17.2
Total net premiums written	$219,186	$206,229	6.3%	$683,003	$643,117	6.2%

Net Premiums Written

The 6.3% increase in net premiums written for the third quarter of 2023 compared to the third quarter of 2022, as shown in the table above, represents a 1.8% decline in commercial lines net premiums written and 17.7% growth in personal lines net premiums written. The $13.0 million increase in net premiums written for the third quarter of 2023 compared to the third quarter of 2022 included:

  Commercial Lines: $2.1 million decrease that we attribute primarily to planned attrition in states we are exiting or have targeted for profit improvement and lower new business writings, offset partially by strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation.
  Personal Lines: $15.1 million increase that we attribute primarily to a continuation of renewal premium rate increases and strong policy retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	56.7%	60.8%	56.0%	58.8%
Loss ratio - weather-related losses	11.5	9.4	9.1	7.7
Loss ratio - large fire losses	4.9	8.4	5.3	6.6
Loss ratio - net prior-year reserve development	-3.3	-3.0	-2.4	-5.0
Loss ratio	69.8	75.6	68.0	68.1
Expense ratio	34.1	33.4	34.9	34.7
Dividend ratio	0.6	0.6	0.6	0.7
Combined ratio	104.5%	109.6%	103.5%	103.5%

Statutory Combined Ratios
Commercial lines:
Automobile	86.5%	107.0%	94.8%	98.7%
Workers' compensation	97.7	105.9	93.1	93.9
Commercial multi-peril	114.8	125.0	113.8	114.9
Other	76.2	85.9	82.7	81.9
Total commercial lines	97.5	112.1	100.2	102.4
Personal lines:
Automobile	109.8	103.1	106.1	100.2
Homeowners	128.9	125.0	111.2	118.8
Other	46.4	54.6	81.3	49.9
Total personal lines	119.4	107.8	107.2	103.4
Total lines	105.2%	110.1%	102.9%	102.8%

Loss Ratio

For the third quarter of 2023, the loss ratio decreased to 69.8%, compared to 75.6% for the third quarter of 2022.

Weather-related losses of $25.7 million, or 11.5 percentage points of the loss ratio, for the third quarter of 2023, increased from $19.4 million, or 9.4 percentage points of the loss ratio, for the third quarter of 2022. The impact of weather-related loss activity to the loss ratio for the third quarter of 2023 was well above our previous five-year average of 9.3 percentage points for third quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the third quarter of 2023 were $11.0 million, or 4.9 percentage points of the loss ratio. That amount compared favorably to the large fire losses of $17.4 million, or 8.4 percentage points of the loss ratio, for the third quarter of 2022. The reduction was driven by a $6.5 million decrease in commercial property fire losses compared to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years of $7.3 million decreased the loss ratio for the third quarter of 2023 by 3.3 percentage points, compared to $6.2 million that decreased the loss ratio for the third quarter of 2022 by 3.0 percentage points. Our insurance subsidiaries experienced favorable development primarily relating to reserves for accident years 2019 through 2022 in the commercial automobile, personal automobile and other commercial lines of business.

The core loss ratio, which excludes the impacts of weather-related losses, large fire losses and net development of reserves for losses incurred in prior accident years, decreased to 56.7% for the third quarter of 2023, compared to 60.8% for the third quarter of 2022. The commercial lines core loss ratio for the third quarter of 2023 decreased to 53.7%, compared to 62.1% for the third quarter of 2022, with improvements across all major commercial lines of business. The personal lines core loss ratio for the third quarter of 2023 increased to 61.8%, compared to 58.4% for the third quarter of 2022, primarily related to continuing inflationary impacts on personal automobile repair and replacement costs.

Expense Ratio

The expense ratio was 34.1% for the third quarter of 2023, compared to 33.4% for the third quarter of 2022. The increase in the expense ratio primarily reflected higher technology costs related to our ongoing systems modernization initiatives.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95.7% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2023.

	September 30, 2023		December 31, 2022
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$173,690	13.3%	$166,883	12.8%
Obligations of states and political subdivisions	415,607	31.8	422,253	32.4
Corporate securities	396,820	30.4	393,787	30.2
Mortgage-backed securities	265,694	20.3	229,308	17.5
Allowance for expected credit losses	(1,359)	-0.1	-	0.0
Total fixed maturities	1,250,452	95.7	1,212,231	92.9
Equity securities, at fair value	35,464	2.7	35,105	2.7
Short-term investments, at cost	20,370	1.6	57,321	4.4
Total investments	$1,306,286	100.0%	$1,304,657	100.0%

Average investment yield	3.1%		2.6%
Average tax-equivalent investment yield	3.2%		2.7%
Average fixed-maturity duration (years)	5.7		5.9

Net investment income of $10.5 million for the third quarter of 2023 increased 23.0% compared to $8.6 million in net investment income for the third quarter of 2022. The increase in net investment income primarily reflected an increase in the average investment yield relative to the prior-year third quarter.

Net investment losses were $1.2 million for the third quarter of 2023, compared to $2.4 million for the third quarter of 2022. Net investment losses for both quarterly periods were primarily related to the net change in unrealized gains or losses in the fair value of equity securities held at the end of the respective periods.

Our book value per share was $14.26 at September 30, 2023, compared to $14.79 at December 31, 2022, with the decrease due in part to after-tax unrealized losses within our available-for-sale fixed-maturity portfolio during the first nine months of 2023 that reduced our book value by $0.32 per share.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$224,393	$206,122	8.9%	$655,886	$609,499	7.6%
Change in net unearned premiums	(5,207)	107	NM	27,117	33,618	-19.3
Net premiums written	$219,186	$206,229	6.3%	$683,003	$643,117	6.2%

The following table provides a reconciliation of net (loss) income to operating income (loss) for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Non-GAAP Operating Income (Loss)
Net (loss) income	$(805)	$(10,376)	-92.2%	$6,396	$(5,439)	NM
Investment losses (gains) (after tax)	981	1,863	-47.3	(735)	8,541	NM
Non-GAAP operating income (loss)	$176	$(8,513)	NM	$5,661	$3,102	82.5%

Per Share Reconciliation of Net (Loss) Income
to Non-GAAP Operating Income (Loss)
Net (loss) income – Class A (diluted)	$(0.02)	$(0.33)	-93.9%	$0.20	$(0.17)	NM
Investment losses (gains) (after tax)	0.03	0.06	-50.0	(0.03)	0.27	NM
Non-GAAP operating income (loss) – Class A	$0.01	$(0.27)	NM	$0.17	$0.10	70.0%

Net (loss) income – Class B	$(0.02)	$(0.30)	-93.3%	$0.17	$(0.16)	NM
Investment losses (gains) (after tax)	0.02	0.05	-60.0	(0.02)	0.24	NM
Non-GAAP operating income (loss) – Class B	$-	$(0.25)	NM	$0.15	$0.08	87.5%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
    the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On October 19, 2023, we declared a regular quarterly cash dividend of $0.17 per share for our Class A common stock and $0.1525 per share for our Class B common stock, which are payable on November 15, 2023 to stockholders of record as of the close of business on November 1, 2023.

Pre-Recorded Webcast

At approximately 8:30 am EDT on Thursday, October 26, 2023, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), prolonged economic challenges resulting from the COVID-19 pandemic, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments (including those related to COVID-19 business interruption coverage exclusions), changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.

Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income (Loss)
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2023	2022

Net premiums earned	$224,393	$206,122
Investment income, net of expenses	10,536	8,569
Net investment losses	(1,243)	(2,358)
Lease income	86	92
Installment payment fees	156	414
Total revenues	233,928	212,839

Net losses and loss expenses	156,683	155,754
Amortization of deferred acquisition costs	39,332	35,513
Other underwriting expenses	37,155	33,412
Policyholder dividends	1,399	1,239
Interest	156	71
Other expenses, net	208	219
Total expenses	234,933	226,208

Loss before income tax benefit	(1,005)	(13,369)
Income tax benefit	(200)	(2,993)

Net loss	$(805)	$(10,376)

Net loss per common share:
Class A - basic and diluted	$(0.02)	$(0.33)
Class B - basic and diluted	$(0.02)	$(0.30)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,594,973	26,781,374
Class A - diluted	27,665,293	26,974,506
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$219,186	$206,229

Book value per common share
at end of period	$14.26	$14.85

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2023	2022

Net premiums earned	$655,886	$609,499
Investment income, net of expenses	30,143	24,631
Net investment gains (losses)	930	(10,811)
Lease income	262	295
Installment payment fees	649	1,162
Total revenues	687,870	624,776

Net losses and loss expenses	446,024	415,246
Amortization of deferred acquisition costs	115,065	104,867
Other underwriting expenses	113,715	106,753
Policyholder dividends	4,088	4,177
Interest	464	464
Other expenses, net	969	991
Total expenses	680,325	632,498

Income (loss) before income tax expense (benefit)	7,545	(7,722)
Income tax expense (benefit)	1,149	(2,283)

Net income (loss)	$6,396	$(5,439)

Net income (loss) per common share:
Class A - basic and diluted	$0.20	$(0.17)
Class B - basic and diluted	$0.17	$(0.16)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,390,883	26,216,215
Class A - diluted	27,507,706	26,362,723
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$683,003	$643,117

Book value per common share
at end of period	$14.26	$14.85

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2023	2022
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$683,912	$688,439
Available for sale, at fair value	566,540	523,792
Equity securities, at fair value	35,464	35,105
Short-term investments, at cost	20,370	57,321
Total investments	1,306,286	1,304,657
Cash	23,719	25,123
Premiums receivable	188,634	173,846
Reinsurance receivable	437,889	456,522
Deferred policy acquisition costs	77,921	73,170
Prepaid reinsurance premiums	173,147	160,591
Other assets	52,681	49,440
Total assets	$2,260,277	$2,243,349

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,113,354	$1,121,046
Unearned premiums	617,326	577,653
Accrued expenses	4,107	4,226
Borrowings under lines of credit	35,000	35,000
Other liabilities	17,150	21,831
Total liabilities	1,786,937	1,759,756
Stockholders' equity:
Class A common stock	306	301
Class B common stock	56	56
Additional paid-in capital	333,559	325,602
Accumulated other comprehensive loss	(50,295)	(41,704)
Retained earnings	230,940	240,564
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	473,340	483,593
Total liabilities and stockholders' equity	$2,260,277	$2,243,349